The transactions pursuant to the exchange offer involve securities of a foreign company. The exchange offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

May 13, 2019

To whom it may concern:

Name of company:	Toppan Printing Co., Ltd.
Representative:	Shingo Kaneko, President and Representative Director
(Code No.: 7911, TSE 1st Sec.)
Contact:	Takashi Kurobe, Director and Executive Officer, Finance and Accounting Division
(TEL: 03-3835-5665)
Name of company:	Tosho Printing Co., Ltd.
Representative:	Kazuaki Kawada, President and Representative Director
(Code No.: 7913, TSE 1st Sec.)
Contact:	Seiji Yano, Senior Managing Director
(TEL: 03-5843-9839)

Announcement of Execution of Share Exchange Agreement
to Make Tosho Printing Co., Ltd. a Wholly Owned Subsidiary of Toppan Printing Co., Ltd.

Toppan Printing Co., Ltd. (“Toppan Printing”) and Tosho Printing Co., Ltd. (“Tosho Printing”) resolved at meetings of each company’s Board of Directors held today to execute a share exchange agreement (the “Share Exchange Agreement”) between the companies regarding a share exchange (the “Share Exchange”) under which Toppan Printing is a wholly owning parent company in share exchange and Tosho Printing is a wholly owned subsidiary in share exchange (making Tosho Printing a wholly owned subsidiary of Toppan Printing is hereinafter referred to as the “Wholly Owned Subsidiary Conversion”), and the companies have executed the Share Exchange Agreement.

The Share Exchange is scheduled to be implemented after the Share Exchange Agreement is approved by resolution of the ordinary general meeting of shareholders of Tosho Printing that is scheduled to be held on June 27, 2019. Also, Toppan Printing plans to implement the Share Exchange in the form of a summary share exchange (kan-i kabushiki kokan) pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act, without obtaining approval by resolution of its general meeting of shareholders for the Share Exchange Agreement.

Shares of common stock of Tosho Printing are scheduled to be delisted from the First Section of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) as of July 30, 2019 (the last trading date of the shares is scheduled to be July 29, 2019), which is prior to the effective date (August 1, 2019 (scheduled)) of the Share Exchange.

1. Purpose of the Share Exchange

In recent years, as the demand for paper media is decreasing due to the accelerated digital shift as a result of the development of information technology, the effect of the increasing use of electronic media as a result of the popularization of mobile devices and the effect of companies spending their advertising budgets on digital advertising, the existing business model of the printing industry to which Toppan Printing belongs has been on the verge of a great change. As domestic demand is decreasing due to the declining population caused by the falling birthrate and aging population, and as raw material costs and logistics costs are increasing and competition with competitors is becoming increasingly intense, the harsh business environment is expected to continue for the entire industry.

Recognizing the matters above, Toppan Printing considers that there is an urgent need to execute structural reorganization in response to changes in the business environment and that moving forward, it is necessary to accelerate the reorganization of the business structure to match changes in market needs more swiftly than ever.

Toppan Printing and Tosho Printing began strengthening their relationship in 1970 when they executed a business alliance agreement and Tosho Printing accepted capital contributions from Toppan Printing. When Toppan Printing undertook Tosho Printing’s capital increase through third-party allotment in October 2007, Tosho Printing became a consolidated subsidiary of Toppan Printing. Following that, as a result of concrete progress being achieved in business cooperation, the capital relationship between Toppan Printing and Tosho Printing was further stabilized through the acquisition by Toppan Printing of additional shares in Tosho Printing in February 2009. Under an environment of business cooperation supported by the capital relationship, Toppan Printing and Tosho Printing have aimed to share a corporate philosophy and strengthen their competitiveness by conducting personnel and technical exchanges and consolidating various systems, such as through the consolidation of logistics services by merging the logistics subsidiary of Tosho Printing with the logistics subsidiary of Toppan Printing and through manufacturing collaboration by promoting the reallocation of production equipment of the Toppan group as a whole.

At present, Toppan Printing has identified three material business challenges: (i) the implementation of structural reorganization, including the structure of the group, (ii) the creation of new businesses and new markets, and (iii) the acceleration of global business development. By advancing measures for these purposes, Toppan Printing is appropriately distributing and effectively utilizing business resources and aims to further expand its business. While promoting these efforts, due to major changes in the market environment such as decrease in demand for paper media and the effect of the digital shift in recent years, the business environment surrounding Toppan Printing and Tosho Printing has grown increasingly harsh, and in this context, Toppan Printing considered that it would be necessary to further increase group synergy by engaging in more unified management with Tosho Printing based on the common corporate philosophy.

At the same time, Tosho Printing announced a mid-term management plan in the fiscal year of 2017 and is working to (i) implement business structure changes based on market changes, (ii) make active investments to create new markets, and (iii) expand its business domain in the cultural and educational fields, with the aim of achieving reforms to become an “information design company” that adds value to information and provides that information to customers in order to change its paper-based business structure. However, the business environment surrounding paper media has changed more rapidly than Tosho Printing expected, and Tosho Printing considered that it is necessary to further endeavor to strengthen its profitability in these circumstances. Therefore, Tosho Printing recognizes that the acceleration of business structure change is the most important business challenge to break out of the current situation. Tosho Printing also considers that rather than independently continuing to seek business development by utilizing only its business resources, it will be able to respond to this challenge more swiftly than at present by further promoting its cooperation with Toppan Printing instead, whereby Tosho Printing may strengthen its profitability and in turn increase its corporate value.

Recognizing those matters, for a period of one year from the beginning of 2018, Toppan Printing and Tosho Printing continued to discuss matters such as manufacturing collaboration as well as the measures to increase various business synergies. Following that, Toppan Printing proposed discussions to Tosho Printing regarding Tosho Printing becoming a wholly owned subsidiary of Toppan Printing through a share exchange in February 2019 based on the development of those discussions.

In response to the proposal, Tosho Printing established a project team consisting only of officers and employees who do not concurrently hold any position in Toppan Printing or are not originally from Toppan Printing and examined the merits and demerits of the conversion of Tosho Printing to a wholly owned subsidiary of Toppan Printing while Toppan Printing and Tosho Printing discussed the specific details for increasing business synergies. As a result, Toppan Printing and Tosho Printing reached the conclusion that, in order to respond to structural changes in the business environment, the best course of action for maximizing the corporate value of Tosho Printing was to establish a prompt and decisive decision-making environment based on the long-term relationship of trust with Toppan Printing in which Tosho Printing and Toppan Printing have cooperated by Tosho Printing becoming a wholly owned subsidiary of Toppan Printing, and to implement Tosho Printing’s business structure changes and expand Tosho Printing’s business domain under the integrated business operations of Toppan Printing and Tosho Printing.

Toppan Printing and Tosho Printing will complement each other in areas in which the companies were unable to sufficiently respond and increase synergy in various areas including sales and manufacturing by mobilizing the total power of the Toppan group. Specifically, with respect to sales, on the basis that the companies will maintain their sales structures, Tosho Printing plans to deepen the relationship of trust with customers by supporting the resolution of issues faced by Tosho Printing’s customers utilizing the ability of Toppan Printing to support customers’ digitalization and other services and solutions provided by Toppan Printing, thereby expanding its business domain. With respect to manufacturing, indirect manufacturing departments of Tosho Printing such as production control functions will be consolidated into Toppan Printing, and Toppan Printing and Tosho Printing will aim to promote the efficiency of manufacturing systems by achieving production at appropriate locations taking into consideration the status of the sufficiency of factories held by the Toppan group across the country. At the same time, Toppan Printing and Tosho Printing will achieve the optimization of resource allocation of the Toppan group by promoting the appropriate distribution of both companies’ production equipment to match the market scale and by avoiding redundant investment. By executing the Wholly owned Subsidiary Conversion and taking those measures, Toppan Printing and Tosho Printing will be able to add high value and achieve efficiency through the joint utilization of their customer bases, business bases, financial bases and other business resources that they have cultivated until now and will be able to maximize the use of their respective business resources. In particular, while there are certain restrictions on the unified management of the group at present because of the existence of the minority shareholders of Tosho Printing, if Tosho Printing becomes a wholly owned subsidiary of Toppan Printing, Toppan Printing and Tosho Printing will be able to utilize their business resources without such restrictions.

Based on these reasons, as Toppan Printing aims to maximize the corporate value of the Toppan group, and as Tosho Printing aims to evolve into an information design company by using the business resources of the Toppan group and strengthening collaboration, Toppan Printing and Tosho Printing believe that the best option for each company is to make Tosho Printing a wholly owned subsidiary of Toppan Printing and that doing so will contribute to the maximization of the corporate value of the companies and the interests of their shareholders.

Comprehensively taking into consideration matters such as the fact that it is necessary to make it possible to flexibly make future business investments in order to respond to changes in existing businesses due to the accelerated digital shift and in order to achieve revisions to business portfolio and that by delivering shares of Toppan Printing to the shareholders of Tosho Printing, the shareholders will be able, as shareholders of Toppan Printing, to continue to enjoy the outcome of the increased corporate value of the Toppan group arising from the Wholly owned Subsidiary Conversion, Toppan Printing and Tosho Printing determined that as a method of making Tosho Printing a wholly owned subsidiary of Toppan Printing, the best course of action for increasing the corporate value of Toppan Printing and Tosho Printing is to make Tosho Printing a wholly owned subsidiary of Toppan Printing through a share exchange by which Toppan Printing will become a wholly owning parent company and Tosho Printing will become a wholly owned subsidiary.

Understanding the matters above, Toppan Printing and Tosho Printing considered and discussed the share exchange ratio and other conditions and reached an agreement, and Toppan Printing and Tosho Printing decided today to implement the Share Exchange for the purpose of Toppan Printing making Tosho Printing a wholly owned subsidiary of Toppan Printing.

2. Outline of the Share Exchange

(1) Schedule for the Share Exchange

Record date for the ordinary general meeting of shareholders to approve the Share Exchange Agreement (Tosho Printing)	Sunday, March 31, 2019
Date on which the execution of the Share Exchange Agreement is resolved at the Board of Directors meeting (Toppan Printing and Tosho Printing)	Monday, May 13, 2019
Date on which the Share Exchange Agreement is executed (Toppan Printing and Tosho Printing)	Monday, May 13, 2019
Date on which the ordinary general meeting of shareholders to approve the Share Exchange Agreement will be held (Tosho Printing)	Thursday, June 27, 2019 (scheduled)
Last trading date (Tosho Printing)	Monday, July 29, 2019 (scheduled)
Delisting date (Tosho Printing)	Tuesday, July 30, 2019 (scheduled)
Scheduled date of the Share Exchange (effective date)	Thursday, August 1, 2019 (scheduled)
(Note 1)
Toppan Printing will implement the Share Exchange in the form of a summary share exchange pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act, without obtaining approval by resolution of its general meeting of shareholders for the Share Exchange Agreement.

(Note 2)
If necessary due to the progress of procedures of the Share Exchange or for any other reasons, the schedule of the Share Exchange may be changed upon consultation and agreement between Toppan Printing and Tosho Printing.

(2) Method of the Share Exchange

Through the Share Exchange, Toppan Printing shall become the wholly owning parent company and Tosho Printing shall become the wholly owned subsidiary. The Share Exchange is scheduled to be implemented after the Share Exchange Agreement is approved by resolution of the ordinary general meeting of shareholders of Tosho Printing that is scheduled to be held on June 27, 2019. Also, Toppan Printing plans to implement the Share Exchange in the form of a summary share exchange pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act, without obtaining approval by resolution of a general meeting of shareholders for the Share Exchange Agreement.

(3) Allotment in the Share Exchange

	Toppan Printing (wholly owning parent company through share exchange)	Tosho Printing (wholly owned subsidiary through share exchange)
Ratio of allotment in the Share Exchange	1	0.80
Number of shares to be delivered upon the Share Exchange	Common stock of Toppan Printing: 16,623,222 shares (scheduled)
(Note 1)	Share allotment ratio

0.80 shares of common stock of Toppan Printing will be allotted and delivered in exchange for each share of common stock of Tosho Printing (the “Share Exchange Ratio”); provided, however, that no shares will be allotted in the Share Exchange for the shares of common stock of Tosho Printing held by Toppan Printing (22,002,461 shares as of today). The Share Exchange Ratio may be subject to change upon consultation and agreement between Toppan Printing and Tosho Printing in the case of any material changes to the conditions that are the basis of the calculation.

(Note 2)	Number of shares of Toppan Printing to be delivered upon the Share Exchange

Upon the Share Exchange, Toppan Printing shall deliver the number of shares of Toppan Printing calculated based on the Share Exchange Ratio described in the above table to the shareholders of Tosho Printing (meaning the shareholders after the cancellation of treasury shares described below and excluding Toppan Printing) as of the time immediately preceding the time when Toppan Printing acquires all issued shares of Tosho Printing (excluding shares of Tosho Printing held by Toppan Printing) through the Share Exchange (the “Base Time”) in exchange for the shares of Tosho Printing held by such shareholders.

In accordance with a resolution of the Board of Directors meeting that will be held by the day immediately preceding the effective date of the Share Exchange, Tosho Printing will cancel all of its treasury shares it holds at the Base Time (including the shares to be acquired by Tosho Printing in response to the exercise of the dissenters’ appraisal right stipulated in Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange).

The number of shares to be delivered upon the Share Exchange may be subject to change in the future due to reasons such as the acquisition or cancellation of the treasury shares by Tosho Printing. All of the shares of Toppan Printing to be delivered upon the Share Exchange are scheduled to be sourced from the treasury shares held by Toppan Printing (the number of the treasury shares held by Toppan Printing is 25,768,515 as of March 31, 2019), and Toppan Printing will not issue new shares.

(Note 3)	Treatment of shares constituting less than one (1) unit (tangen miman kabushiki)

The shareholders of Tosho Printing who will hold shares of Toppan Printing constituting less than one (1) unit (shares less than 100 shares) upon the Share Exchange will be entitled to use the following systems concerning shares of Toppan Printing. Shareholders cannot sell shares constituting less than one (1) unit in the financial instruments exchange market.

(i)	Further purchase (kaimashi) of shares constituting less than one (1) unit (purchase to reach a total of 100 shares)

A system whereby holders of shares of Toppan Printing constituting less than one (1) unit may request Toppan Printing to sell, and may purchase from Toppan Printing, the number of shares that will achieve a total of one (1) unit (tangen) together with the number of shares constituting less than one (1) unit held by such shareholder pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and Article 9 of the Articles of Incorporation of Toppan Printing.

(ii)	Purchase (kaitori) by Toppan Printing of shares constituting less than one (1) unit (sale by a shareholder of shares less than 100 shares)

A system whereby holders of shares of Toppan Printing constituting less than one (1) unit may request Toppan Printing to purchase the shares constituting less than one (1) unit held by such shareholder pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4)	Treatment of any fractions of less than one (1) share

With respect to the shareholders of Tosho Printing who would receive an allotment of shares including fractions of less than one (1) share of Toppan Printing upon the Share Exchange, Toppan Printing will sell the shares of Toppan Printing equal to the total number of those fractions of less than one (1) share (any fractions of less than one (1) share in such total number being rounded down to the nearest whole number) and pay the sales proceeds in cash to each of such shareholders in proportion to the value of such fractions of less than one (1) share, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

(4) Treatment of share options and bonds with share options in relation to the Share Exchange

Not applicable, because Tosho Printing, which will become a wholly owned subsidiary of Toppan Printing, has not issued any share options or bonds with share options.

3. Basis for Calculation of the Allotment Concerning the Share Exchange

(1) Basis and Reason for Calculation of the Allotment Concerning the Share Exchange

As described in 1. “Purpose of the Wholly Owned Subsidiary Conversion through the Share Exchange” above, in February 2019, Toppan Printing proposed discussions to Tosho Printing regarding Tosho Printing becoming a wholly owned subsidiary of Toppan Printing through a share exchange, and the companies repeatedly engaged in earnest negotiations and discussions with each other. As a result, Toppan Printing and Tosho Printing reached the conclusion that the best course of action for increasing the corporate value of Tosho Printing and of the Toppan group as a whole was to strengthen the integrated business operations of Toppan Printing and Tosho Printing and swiftly resolve the issues of customers under the prompt and decisive decision-making environment created by Toppan Printing making Tosho Printing its wholly owned subsidiary.

In order to ensure the fairness and the appropriateness in calculating the Share Exchange Ratio that will be applied to the Share Exchange described in 2.(3) “Allotment in the Share Exchange” above, Toppan Printing and Tosho Printing, respectively and separately, decided to request a third-party valuation institution independent of both companies to calculate the share exchange ratio. Toppan Printing appointed Nomura Securities Co., Ltd. (“Nomura Securities”), and Tosho Printing appointed GCA Corporation (“GCA”) as the third-party valuation institutions.

As described in 3.(4) “Measures to Ensure Fairness” below, based on the valuation report concerning the Share Exchange Ratio received on May 10, 2019 from Nomura Securities, which is a third-party valuation institution, and based on advice from Mori Hamada & Matsumoto, Toppan Printing’s legal advisor, after careful discussion and review, Toppan Printing came to the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Toppan Printing. Accordingly, Toppan Printing came to the conclusion that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

As described in 3.(4) “Measures to Ensure Fairness” below, based on the valuation report concerning the Share Exchange Ratio received on May 10, 2019 from GCA, which is a third-party valuation institution, based on advice from Nakamura, Tsunoda & Matsumoto, Tosho Printing’s legal advisor, and based on instruction and advice from a special committee consisting of independent members who do not have any interests with Toppan Printing, which is the controlling shareholder (details of the special committee are as described in 3.(5) “Measures to Avoid Conflicts of Interest” below), Tosho Printing has carefully and repeatedly engaged in discussion and review and has received the response to referrals (toshinsho) from the special committee. Tosho Printing came to the conclusion that the Share Exchange Ratio is at an appropriate level in light of the valuation result of GCA, based on which the Share Exchange Ratio exceeds the upper limit of the calculation range calculated by the average market price analysis, the calculation range calculated by the comparable company analysis and the calculation range calculated by the discounted cash flow analysis (the “DCF Analysis”), as described in 3.(2)(ii) “Outline of Calculation” below, and that, as the special committee and Toppan Printing have repeatedly negotiated and agreed on the Share Exchange Ratio, it will contribute to the interests of the shareholders of Tosho Printing. Accordingly, Tosho Printing came to the conclusion that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

In addition to the foregoing, Toppan Printing and Tosho Printing engaged in careful review, referring to the results of the calculation of the share exchange ratio provided by their third-party valuation institutions, based on the results of the due diligence conducted by each company with respect to the other company, as well as with advice from their respective legal advisors as and when appropriate, and Toppan Printing and Tosho Printing repeatedly held mutual negotiations and consultations while taking into consideration the financial condition, asset status and future prospects of each company and other related factors in a comprehensive manner.

As a result, Toppan Printing and Tosho Printing came to the conclusion that conducting the Share Exchange with the Share Exchange Ratio is appropriate and contributes to the interests of their respective shareholders. Therefore, Toppan Printing and Tosho Printing executed the Share Exchange Agreement based on the resolutions of the respective Board of Directors meetings of Toppan Printing and Tosho Printing held today with respect to the implementation of the Share Exchange based on the Share Exchange Ratio.

The Share Exchange Ratio may be subject to change upon the consultation and agreement between Toppan Printing and Tosho Printing in the case of any material changes to the conditions that are the basis of the calculation.

(2) Matters Concerning Calculation

(i) Names of the Valuation Institutions and their Relationships with the Listed Companies

Both Nomura Securities, which is acting as a third-party valuation institution of Toppan Printing, and GCA, which is acting as a third-party valuation institution of Tosho Printing, are valuation institutions independent of Toppan Printing and Tosho Printing, are not related parties of Toppan Printing and Tosho Printing, and do not have any material interest to be noted in connection with the Share Exchange.

(ii) Outline of Calculation

As shares of common stock of Toppan Printing and Tosho Printing are listed on the First Section of the Tokyo Stock Exchange and a market share price exists, Nomura Securities adopted the average market price analysis for calculation. In addition, as there are comparable listed companies for which comparison to Toppan Printing and Tosho Printing is possible, and analogical inference of share value is possible through the comparable company analysis, the comparable company analysis was adopted for the calculation. Furthermore, in order to take into account the state of future business operations in the assessment, DCF Analysis was adopted for the calculation.

The following shows the assessment ranges that were derived from each calculation method, when the share value per share of Toppan Printing is set at one (1).

Methodology adopted	Range of calculation of Share Exchange Ratio
Average Market Price Analysis	0.51 - 0.56
Comparable Company Analysis	0.38 - 0.60
DCF Analysis	0.52 - 0.90

In performing the market price analysis, Nomura Securities set May 10, 2019 as the reference date and used the closing share price on the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent five (5) business days, the most recent month, the most recent three (3) months, and the most recent six (6) months, each ending on the reference date.

In calculating the share exchange ratio above, Nomura Securities used public information and information which was provided to Nomura Securities without any independent verification of accuracy and completeness on the assumption that the information is accurate and complete. Nomura Securities did not independently perform any valuation, appraisal or assessment of assets and liabilities (which include derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of both companies and their affiliates, including the analysis or valuation of individual assets or liabilities, nor separately request any third-party institution to make such appraisal or assessment. Nomura Securities assumed that the financial projections (including profit plans and other information) of both companies had been reasonably prepared based on the best and faithful projection and judgment currently available to the management of both companies at this time. The calculation by Nomura Securities is based on the information available to Nomura Securities and economic conditions as of May 10, 2019, and the purpose of the calculation by Nomura Securities is only to serve as reference for the Board of Directors of Toppan Printing in reviewing the Share Exchange Ratio.

Tosho Printing’s future financial projections that Nomura Securities used as a basis for applying the DCF Analysis contain fiscal years in which a significant increase in earnings is expected. Specifically, the operating profit in the fiscal year ending March 2020 is expected to be JPY 1,200 million (while the operating loss in the fiscal year ended March 2019 was 48 million yen). The main reason is the earnings growth associated with the enhancement of the resources in the educational solution business in response to the growing needs for English education, the increase in new sales as a result of the introduction of new equipment in the publishing and commercial printing fields, the improvement of logistics income and expenditures by revising the unit price system, the revenue growth of GAKKO TOSHO Co., Ltd., a subsidiary of Tosho Printing, due to fiscal year ending March 2020 being a year in which elementary school textbooks are adopted, and other matters. Those financial projections are not based on the premises that the Share Exchange is implemented.

As shares of common stock of Toppan Printing and Tosho Printing are listed on the First Section of the Tokyo Stock Exchange and a market share price exists, GCA adopted the average market price analysis for calculation. In addition, as there are several comparable listed companies for which comparison to Toppan Printing and Tosho Printing is possible, and analogical inference of share value is possible through the comparable company analysis, the comparable company analysis was adopted for the calculation. Furthermore, in order to take into account the state of future business operations in the assessment, DCF Analysis was adopted for the calculation.

The following shows the assessment ranges that were derived from each calculation method, when the share value per share of Toppan Printing is set at one (1).

Methodology adopted	Range of calculation of Share Exchange Ratio
Average Market Price Analysis	0.51 - 0.56
Comparable Company Analysis	0.33 - 0.42
DCF Analysis	0.56 - 0.70

In performing the market price analysis, GCA set May 10, 2019 as the reference date and used the closing share price on the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent five (5) business days, the most recent month, the most recent three (3) months, and the most recent six (6) months, each ending on the reference date.

In performing the comparable company analysis, Dai Nippon Printing Co., Ltd. was selected as a similar listed company determined to be similar to Toppan Printing, and Kyodo Printing Co., Ltd, Kyoritsu Printing Co., Ltd., Takeda Printing Co., Ltd., and Mitsumura Printing Co., Ltd. were selected as a similar listed company determined to be similar to Tosho Printing, and GCA performed the calculation by using expected EBITDA ratio for the corporate value.

In performing the DCF Analysis, with respect to Toppan Printing, the cash flow and other elements based on the financial forecast for the period from fiscal year 2019 through fiscal year 2021 provided by Toppan Printing were discounted to the current value by using a certain discount rate in order to analyze the corporate value. When calculating the going concern value of Toppan Printing through the DCF Analysis, GCA adopted the perpetual method and performed the calculation based on a permanent growth rate of 0.00% and discount rate of 7.27% to 9.27%. With respect to Tosho Printing, the cash flow and other elements based on the financial forecast for the period from fiscal year of 2019 through fiscal year of 2021 provided by Tosho Printing were discounted to the current value by using a certain discount rate in order to analyze the corporate value. When calculating the going concern value of Tosho Printing through the DCF Analysis, GCA adopted the perpetual method and performed the calculation based on a permanent growth rate of 0.00% and a discount rate of 7.53% to 9.53%.

Tosho Printing’s future financial projections that GCA used as a basis for applying the DCF Analysis contain fiscal years in which a significant increase in earnings is expected. Specifically, the operating profit in the fiscal year ending March 2020 is expected to be JPY 1,200 million (while the operating loss in the fiscal year ended March 2019 was 48 million yen). The main reason is the earnings growth associated with the enhancement of the resources in the educational solution business in response to the growing needs for English education, the increase in new sales as a result of the introduction of new equipment in the publishing and commercial printing fields, the improvement of logistics income and expenditures by revising the unit price system, the revenue growth of GAKKO TOSHO Co., Ltd., a subsidiary of Tosho Printing, due to fiscal year ending March 2020 being a year in which elementary school textbooks are adopted, and other matters. Those financial projections are not based on the premises that the Share Exchange is implemented.

In calculating the share exchange ratio above, GCA used public information and information which was provided to GCA without any independent verification of accuracy and completeness on the assumption that the information is accurate and complete. GCA did not independently perform any valuation, appraisal or assessment of assets and liabilities (which include derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of both companies and their affiliates, including the analysis or valuation of individual assets or liabilities, nor separately request any third-party institution to make such appraisal or assessment. With respect to the financial projections (including profit plans and other information) of Tosho Printing, GCA conducted hearings with Tosho Printing’s management team, and the Special Committee received explanations from Tosho Printing’s executives, and GCA and the Special Committee verified the preparation procedures and contents of the financial projections and confirmed that no significantly unreasonable issue was found in regard to the financial projections being the basis for the calculation of the share exchange ratio. With respect to the financial projections of Toppan Printing, GCA conducted due diligence and confirmed that no significantly unreasonable issue was found in regard to the financial projections being the basis for the calculation of the share exchange ratio. Accordingly, GCA assumed that the financial projections (including profit plans and other information) of both companies had been reasonably prepared based on the best and faithful projection and judgment currently available to the management of both companies at this time. The calculation by GCA is based on the information available to GCA and economic conditions as of May 10, 2019, and the purpose of the calculation by GCA is only to serve as reference for the Board of Directors of Tosho Printing in reviewing the Share Exchange Ratio, and GCA expresses no opinion on the fairness of the share exchange ratio in the Share Exchange.

(3) Prospects of and Reasons for Delisting

Upon the Share Exchange, Tosho Printing will become a wholly owned subsidiary of Toppan Printing on the effective date (scheduled to be August 1, 2019), and shares of Tosho Printing will be delisted as of July 30, 2019 (the last trading date will be July 29, 2019). After the delisting, it will be impossible to trade shares of Tosho Printing on the Tokyo Stock Exchange.

Even after the delisting of shares of Tosho Printing, shares of Toppan Printing that will be allotted to each of the shareholders of Tosho Printing (excluding Toppan Printing) upon the Share Exchange will remain listed on the Tokyo Stock Exchange, and they will be tradable on the financial instruments exchange markets on and after the effective date of the Share Exchange. Therefore, Toppan Printing believes that for each shareholder of Tosho Printing who holds not less than 125 shares of Tosho Printing and will receive, upon the Share Exchange, an allotment of not less than 100 shares of Toppan Printing, which is the number of shares constituting one (1) unit of Toppan Printing, liquidity of shares will continue to be provided.

However, each shareholder of Tosho Printing who holds less than 125 shares of Tosho Printing at the Base Time will receive the allotment of shares of Toppan Printing in the number less than 100 shares, which is the number of shares constituting one (1) unit of Toppan Printing. Shareholders who will hold shares constituting less than one (1) unit of Toppan Printing cannot sell such shares constituting less than one (1) unit on the financial instruments exchange markets. Each shareholder who will hold shares constituting less than one (1) unit may request Toppan Printing to purchase the shares constituting less than one (1) unit held by such shareholder. In addition, such shareholders may purchase from Toppan Printing the number of shares that will achieve a total of one (1) unit together with the number of shares constituting less than one (1) unit held by themselves. For the details of such treatment, see (Note 3) “Treatment of shares constituting less than one (1) unit (tangen miman kabushiki)” in 2.(3) above. For the details of the treatment of any fractions in the case where the number of shares of Toppan Printing to be delivered upon the Share Exchange includes any fractions of less than one (1) share, see (Note 4) “Treatment of any fractions of less than one (1) share” in 2.(3) above.

Shareholders of Tosho Printing may trade the shares of Tosho Printing they hold until July 29, 2019 (scheduled), which is the last trading date, on the First Section of the Tokyo Stock Exchange.

(4) Measures to Ensure Fairness

Since Toppan Printing already owns 51.51% (as of March 31, 2019) of the voting rights of all shareholders of Tosho Printing, Toppan Printing and Tosho Printing have determined that it is necessary to ensure the fairness of the Share Exchange and therefore have implemented the following measures:

(i) Obtainment of Valuation Report from Independent Third-Party Valuation Institution

In order to ensure the fairness in calculating the share exchange ratio to be used upon the Share Exchange, Toppan Printing appointed Nomura Securities as a third-party valuation institution, and Tosho Printing appointed GCA as a third-party valuation institution. Toppan Printing and Nomura requested their valuation institutions to calculate the share exchange ratio to be used upon the Share Exchange and received valuation reports dated May 10, 2019 therefrom concerning the share exchange ratio. For the outline of the valuation reports, see (ii) “Outline of Calculation” in 3.(2) “Matters Concerning Calculation” above.

Neither Toppan Printing nor Tosho Printing has received an opinion (fairness opinion) from the third-party valuation institutions to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

(ii) Advice from Independent Law Firms

Toppan Printing appointed Mori Hamada & Matsumoto as its legal advisor, and Tosho Printing appointed Nakamura, Tsunoda & Matsumoto as its legal advisor, and Toppan Printing and Tosho Printing received legal advice concerning the decision-making methods and procedures to be implemented by the Board of Directors, including for the procedures of the Share Exchange.

Mori Hamada & Matsumoto and Nakamura, Tsunoda & Matsumoto are independent of Toppan Printing and Tosho Printing and have no material interest in Toppan Printing and Tosho Printing.

(5) Measures to Avoid Conflicts of Interest

Since Toppan Printing is the controlling shareholder of Tosho Printing, who already owns 51.51% (as of March 31, 2019) of the voting rights of all shareholders of Tosho Printing, Tosho Printing implemented the following measures in order to avoid conflicts of interest.

(i) Unanimous Approval by the Directors and Statutory Auditors of Tosho Printing, excluding Directors and Statutory Auditors who have conflicts of interest

Of the thirteen directors of Tosho Printing attending the Board of Directors meeting of Tosho Printing held today resolving the proposal of the execution of the Share Exchange Agreement, Mr. Shingo Kaneko is the Representative Director of Toppan Printing, Mr. Takahisa Ota is a part-time director of Toppan Communication Products Co., Ltd. (“TCP”), a wholly owned subsidiary of Toppan Printing, Messrs. Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Yasushi Ono and Taira Naito are from Toppan Printing, and Mr. Tetsuo Ouchi is a former part-time director of Toppan Joho Kako Co., Ltd. (which was absorbed by TCP on April 1, 2019 through an absorption-type merger), a wholly owned subsidiary of Toppan Printing. Therefore, two-tiered procedures were taken: (i) from the perspective of avoiding conflicts of interest, the four directors other than Messrs. Shingo Kanako, Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Yasushi Ono, Taira Naito, Takahisa Ota and Tetsuo Ouchi engaged in discussions and made a resolution with unanimous consent, and (ii) from the perspective of securing a quorum for the Board of Directors meeting, eleven directors (including the four directors mentioned above as well as Messrs. Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Yasushi Ono, Taira Naito and Tetsuo Ouchi) engaged in further discussions and made a resolution with unanimous consent. In addition, one External Statutory Auditor who attended such Board of Directors meeting had no objection to such resolution.

Out of three Statutory Auditors, Messrs. Katsuhiro Kinemura and Kenji Sugawara are from Toppan Printing. From the perspective of avoiding conflicts of interest, they did not engage in the discussions on the proposal of the execution of the Share Exchange Agreement at the Board of Directors meeting mentioned above, and they refrained from expressing an opinion.

In addition, from the perspective of avoiding conflicts of interest, Messrs. Shingo Kaneko, Yoshihiko Okitsu, Noriyuki Takasaka, Seiji Yano, Shunji Fujino, Yasushi Ono and Taira Naito, who are directors of Tosho Printing, did not participate in discussions and negotiations with Toppan Printing on behalf of Tosho Printing. Because Messrs. Takahisa Ota and Tetsuo Ouchi are, respectively, a plant control general manager and production control general manager of Tosho Printing and are essential to the discussions on manufacturing matters, and the level of conflicts of interest was considered to be minor as the concurrent positions that they have or had are as part-time directors of a wholly owned subsidiary of Toppan Printing, they participated in discussions with Toppan Printing on manufacturing matters but did not participate in discussions and negotiations other than those.

(ii) Obtainment by Tosho Printing of a Response to Referrals (toshinsho) from a Special Committee that has No Conflicts of Interest

In order to avoid conflicts of interest upon the Share Exchange, on February 18, 2019, Tosho Printing established a special committee (the “Special Committee”) composed of three persons, Mr. Nobuhiko Kitamura (a certified public accountant) who is an external director and independent officer of Tosho Printing and is determined to be familiar with the business activities and other matters of Tosho Printing to a substantial extent and to have certain expertise to examine the Share Exchange as a certified public accountant, Mr. Katsuhisa Nakashima (a certified public accountant, and the President and Representative Director of M&A Consortium Co., Ltd.) who is an independent external expert without conflicts of interest with respect to Tosho Printing and Toppan Printing, which is Tosho Printing’s controlling shareholder, and who has expertise and qualifications to examine the Share Exchange as a certified public accountant and is familiar with M&A (Mr. Katsuhisa Nakashima was appointed with the prior confirmation of Mr. Nobuhiko Kitamura, who is an external director and independent officer of Tosho Printing) and Mr. Eiji Masuda (an attorney and a partner of Masuda & Partners Law Office) who is an independent external expert without conflicts of interest with respect to Tosho Printing and Toppan Printing, which is Tosho Printing’s controlling shareholder, and who has expertise and qualifications to examine the Share Exchange as an attorney and is familiar with M&A (Mr. Eiji Masuda was appointed with the prior confirmation of Mr. Nobuhiko Kitamura, who is an external director and independent officer of Tosho Printing), and consulted on (i) whether it is appropriate for the Board of Directors of Tosho Printing to make a decision on executing the Share Exchange from the perspective of (a) whether the Special Committee may reasonably determine that the Share Exchange will increase the corporate value, and (b) whether the Special Committee may reasonably determine because the Share Exchange will be executed through procedures that are fair to the shareholders, the interests of the shareholders are taken into account, and (ii) whether the Share Exchange will not be disadvantageous to the minority shareholders. At the same time, Tosho Printing granted to the Special Committee the authority to collect information necessary for examining the consulted matters, the authority to appoint or approve a legal advisor and a financial advisor and the authority to express opinions on the policy for negotiating with Toppan Printing as well as, when necessary, to negotiate with Toppan Printing. With respect to the remuneration for the members of the Special Committee, Mr. Nobuhiko Kitamura who is an external director of Tosho Printing will receive fixed remuneration within the total annual remuneration for Directors resolved by the general meeting of shareholders together with the ordinary remuneration for Directors, and Mr. Katsuhisa Nakashima and Mr. Eiji Masuda who are external experts will receive hourly remuneration. In both cases, the remuneration will be paid irrespective of the details of the consulted matters.

The Special Committee held eight meetings in total during the period from February 18, 2019 to May 13, 2019 and carefully discussed and examined the consulted matters described above by exchanging opinions, discussing the matters and otherwise collecting information through email and other methods, as well. Specifically, the Special Committee approved the appointment of Nakamura, Tsunoda & Matsumoto as Tosho Printing’s legal advisor after confirming their records, independence, etc., and selected GCA from multiple candidates as a financial advisor and third-party valuation institution of Tosho Printing after examining their records, independence, etc. The Special Committee received explanations from Tosho Printing regarding the purpose of the Share Exchange, the background and development of the Share Exchange, the formulation procedures and contents of Tosho Printing’s business plan based on which the share exchange ratio is calculated, the examination system and decision-making method of the Share Exchange, and other matters, and asked related questions. In addition, the Special Committee received explanations from Toppan Printing and Nomura Securities, Toppan Printing’s financial advisor, regarding the purpose of the Share Exchange, the background and development of the Share Exchange, the reason for choosing share exchange, the concept of the share exchange ratio, and other matters, and asked related questions. The Special Committee received advice from Nakamura, Tsunoda & Matsumoto, Tosho Printing’s legal advisor, regarding the decision-making method of the Board of Directors of Tosho Printing for the Share Exchange, the management of the Special Committee, and other measures to ensure procedural fairness and measures to avoid conflicts of interest in relation to the Share Exchange and received explanations regarding the results of the legal due diligence on Toppan Printing, and asked related questions. In addition, the Special Committee received explanations from GCA, Tosho Printing’s third-party valuation institution, regarding the results of financial and tax due diligence on Toppan Printing and the share exchange ratio calculation method and results, asked related questions, and verified the reasonableness thereof. Further, the Special Committee received advice from GCA, Tosho Printing’s financial advisor, and Nakamura, Tsunoda & Matsumoto, Tosho Printing’s legal advisor, determined the negotiation policy for the share exchange ratio and other matters, and was substantially involved in the negotiations with Toppan Printing such as continually receiving reports on the details of negotiations, giving instructions, as necessary, and giving written proposals for the share exchange ratio to Toppan Printing several times.

As a result of that examination and the like, the Special Committee submitted to the Board of Directors of Tosho Printing a response to referrals (toshinsho) on May 13, 2019, stating that it considers it reasonable for the Board of Directors of Tosho Printing to decide the implementation of the Share Exchange and that it considers that it is not disadvantageous to the minority shareholders for the execution of the Share Exchange Agreement to be decided at the Board of Directors meeting of Tosho Printing. For the outline of the opinion of the Special Committee, see 8.(3) “Outline of Opinion Obtained from a Party who has No Conflicts of Interest Stating that the Share Exchange would Not be Disadvantageous to the Minority Shareholders” below.

4. Outline of the Parties to the Reorganization (as of March 31, 2019)

		Wholly owning parent company in share exchange		Wholly owned subsidiary in share exchange
(1)	Corporate name	Toppan Printing Co., Ltd.		Tosho Printing Co., Ltd.
(2)	Head office	1-5-1, Taito, Taito-ku, Tokyo		3-10-36 Higashi Jujo, Kita-Ku, Tokyo
(3)	Name and title of representative	President and Representative Director Shingo Kaneko		President and Representative Director Kazuaki Kawada
(4)	Description of business	Information & Communication, Living & Industry, Electronics business segments, etc.		Conducting printing-related business
(5)	Stated capital	JPY 104,986 million		JPY 13,898 million
(6)	Date of incorporation	January 17, 1900		March 17, 1943
(7)	Number of shares issued	349,706,240 shares		43,133,904 shares
(8)	Fiscal year end	March 31		March 31
(9)	Number of employees	51,712 (consolidated)		1,579 (consolidated)
(10)	Major business partners	Sharp Corporation and other companies located domestically and abroad		Printing companies and other companies located domestically
(11)	Main financing banks	Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd.		Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited
(12)	Major shareholders and shareholding ratio	The Master Trust Bank of Japan, Ltd. (trust account)	7.55%	Toppan Printing Co., Ltd.	51.00%
		Japan Trustee Services Bank, Ltd. (trust account)	5.02%	The Master Trust Bank of Japan, Ltd. (retirement benefit trust account and DIC Corp. account)	7.10%
		NIPPON LIFE INSURANCE COMPANY	4.29%	INTERTRUST TRUSTEES (CAYMAN) LIMITED SOLELY IN ITS CAPACITY AS TRUSTEE OF JAPAN-UP	6.63%
		THE DAI-ICHI LIFE INSURANCE COMPANY, LIMITED.	2.62%	Toyo Ink SC Holdings Co., Ltd.	2.68%
		Toyo Ink SC Holdings Co., Ltd.	2.45%	The Master Trust Bank of Japan, Ltd. (trust account)	2.01%
		Employee Shareholding Association	1.96%	Japan Trustee Services Bank, Ltd. (trust account)	1.86%
		Kodansha Ltd.	1.91%	Sumitomo Mitsui Trust Bank, Limited	1.62%
		Sumitomo Mitsui Banking Corporation	1.79%	BNY FOR GCM RE GASBU	1.55%
		MUFG Bank, Ltd.	1.79%	Tosho Printing Employee Shareholding Association	1.40%
		Japan Trustee Services Bank, Ltd. (trust account 5)	1.58%	Gakken Holdings Co., Ltd	1.17%

(13)	Relationships between the parties
Capital relationship		As of today, Toppan Printing owns 22,002,461 shares, equivalent to 51.00% of the total number of issued shares of Tosho Printing (43,133,904 shares).
Personnel relationship
Seven people from Toppan Printing are Directors or Statutory Auditors of Tosho Printing. In addition, one Representative Director of Toppan Printing concurrently serves as a Director of Tosho Printing.

Transaction relationship		Tosho Printing and Toppan Printing have a transaction relationship, and place and receive printing orders.
Status as a related party		Tosho Printing is Toppan Printing’s consolidated subsidiary, and therefore, Tosho Printing and Toppan Printing are related parties of each other.
(14)	Operational results and financial conditions for the most recent three (3) years
Fiscal year ended	Toppan Printing Co., Ltd. (Consolidated)			Tosho Printing Co., Ltd. (Consolidated)
	March 2017	March 2018	March 2019	March 2017	March 2018	March 2019
Consolidated net assets	1,171,958	1,303,674	1,328,888	66,970	75,943	80,090
Consolidated total assets	1,997,909	2,147,932	2,193,987	101,614	107,593	115,115
Consolidated net assets per share (JPY)	3,168.34	3,531.07	3,625.88	1,559.39	1,749.31	1,844.41
Consolidated net sales	1,431,595	1,452,751	1,464,755	53,842	53,684	52,435
Consolidated operating profit	51,601	52,290	45,743	283	55	(48)
Consolidated ordinary income	49,698	54,638	49,130	788	577	511
Net income attributable to the shareholders of the parent company	32,535	42,267	41,060	10,687	875	104
Consolidated net income per share attributable to the shareholders (JPY)	101.50	131.32	127.58	249.76	20.46	2.43
Dividend per share (JPY)	40.00	40.00	40.00	8.00	20.00	4.00
				(In millions of JPY, unless otherwise specified.)

(Note 1)	As of March 31, 2019, unless otherwise specified.

(Note 2)
For Toppan Printing, the amount of “Consolidated net income per share attributable to the shareholders (JPY)” is the amount of “Consolidated net income per share attributable to the shareholders (JPY)” before the adjustment of potential shares.

(Note 3)
Toppan Printing consolidated two shares of common stock into one share effective on October 1, 2018. Due to the consolidation, “Consolidated net assets per share”, “Consolidated net income per share attributable to the shareholders”, and “Dividend per share” are calculated on the assumption that such stock consolidation was conducted at the beginning of the fiscal year ended March 2017.

(Note 4)
Tosho Printing consolidated two shares of common stock into one share effective on October 1, 2017. Each amount is calculated on the assumption that such stock consolidation was conducted at the beginning of the fiscal year ended March 2017.

(Note 5)
As Toppan Printing and Tosho Printing changed the indication method by applying “Partial Amendments to Accounting Standard for Tax Effect Accounting (ASBJ Statement No. 28 as of February 16, 2018)” from the beginning of the fiscal year ending March 31, 2019, the financial conditions for the fiscal year ending March 2018 show figures retrospectively revised to reflect such changes.

5. Status after the Share Exchange

Wholly owning parent company in share exchange
(1)	Corporate name	Toppan Printing Co., Ltd.
(2)	Head office	1-5-1, Taito, Taito-ku, Tokyo
(3)	Name and title of representative	President and Representative Director Shingo Kaneko
(4)	Description of business	Information & Communication, Living & Industry, Electronics business segments, etc.
(5)	Paid-in capital	JPY 104,986 million
(6)	Fiscal year end	March 31
(7)	Net assets	Not determined at present
(8)	Total assets	Not determined at present

6. Outline of Accounting Treatment

The Share Exchange will constitute a transaction with non-controlling shareholders under the category of transactions under common control, etc.

7. Future Outlook

The impact of the Share Exchange on the consolidated operating results of both Toppan Printing and Tosho Printing is minor, since Tosho Printing is already a consolidated subsidiary of Toppan Printing.

8. Matters regarding Transaction, Etc. with a Controlling Shareholder

(1) Applicability of the Transaction, etc. with a Controlling Shareholder and Status of Conformity with Policy for Measures to Protect Minority Shareholders

Since Toppan Printing is the controlling shareholder of Tosho Printing, who already owns 51.51% (as of March 31, 2019) of the voting rights of all shareholders of Tosho Printing, the Share Exchange constitutes a transaction, etc. with a controlling shareholder for Tosho Printing. The status of the conformity of the Share Exchange with the “Policy for Measures to Protect Minority Shareholders upon the Execution of Transactions, Etc. with Controlling Shareholders” stated in the report on corporate governance (the “Corporate Governance Report”) disclosed by Tosho Printing on December 21, 2018 is as stated below. The Corporate Governance Report states that pursuant to the “Policy for Measures to Protect Minority Shareholders upon the Execution of Transactions, Etc. with a Controlling Shareholder,” the transactions with Toppan Printing, Tosho Printing’s controlling shareholder, and its group companies are executed basically on the same conditions as general transactions and those conditions are fairly and properly determined based on reasonable judgments that take market prices into account, and that efforts are made to protect the minority shareholders by securing Tosho Printing’s independence and continuing to execute fair transactions with Toppan Printing and its group companies.

At the Board of Directors meetings of Tosho Printing, Tosho Printing carefully discussed and examined the terms and conditions of the Share Exchange and resolved, based on its own independent perspective, to execute the Share Exchange in a manner conforming with the “Policy for Measures to Protect Minority Shareholders upon the Execution of Transactions, Etc. with Controlling Shareholders” stated in the Corporate Governance Report so that the Share Exchange would not be disadvantageous to the minority shareholders by taking the measures described in (2) “Matters Regarding Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest” and (3) Outline of Opinion Obtained from a Party who has No Conflicts of Interest in a Controlling Shareholder Stating that the Transaction, etc. would Not be Disadvantageous to the Minority Shareholders” below.

(2) Matters Regarding Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest

As set out in 8.(1) “Applicability of the Transaction, etc. with a Controlling Shareholder and Status of Conformity with Policy for Measures to Protect Minority Shareholders”, the Share Exchange constitutes a transaction, etc. with a controlling shareholder for Tosho Printing. Therefore, Tosho Printing has determined that it is necessary to implement the measures to ensure the fairness and to avoid conflicts of interest. Tosho Printing has carefully discussed and reviewed the conditions of the Share Exchange at the Board of Directors meeting of Tosho Printing, and has made a decision after further ensuring the fairness and avoiding conflicts of interest by implementing the measures as set out in 3.(4) “Measures to Ensure Fairness” and 3.(5) “Measures to Avoid Conflicts of Interest” above.

(3) Outline of Opinion Obtained from a Party who has No Conflicts of Interest in a Controlling Shareholder Stating that the Transaction, etc. would Not be Disadvantageous to the Minority Shareholders

As described in 3.(5) “Measures to Avoid Conflicts of Interest,” Tosho Printing established the Special Committee on February 18, 2019 to avoid the Share Exchange being implemented under conditions disadvantageous to Tosho Printing’s minority shareholders. Upon examining the Share Exchange, Tosho Printing consulted with the Special Committee on (i) whether it is appropriate for the Board of Directors of Tosho Printing to make a decision on implementing the Share Exchange from the perspective of (a) whether the Special Committee may reasonably determine that the Share Exchange will increase the corporate value, and (b) whether the Special Committee may reasonably determine because the Share Exchange will be implemented through procedures that are fair to the shareholders, the interests of the shareholders are taken into account, and (ii) whether the Share Exchange will not be disadvantageous to the minority shareholders. As a result, prior to the discussions on the proposal of the Share Exchange Agreement, Tosho Printing received from the Special Committee a response to referrals (toshinsho), stating that with respect to (i) above, (a) it is reasonably determined that the Share Exchange will contribute to the increase in the corporate value of Tosho Printing through measures after the Share Exchange such as utilizing various solutions held by Toppan Printing, promoting the efficiency of manufacturing systems by the consolidation of the indirect manufacturing departments, avoiding redundant investment in production equipment, and investing in new businesses by utilizing investment capacity made available by the cost reduction due to delisting, (b) it is reasonable for the Board of Directors of Tosho Printing to decide the implementation of the Share Exchange taking into consideration factors such as that it is reasonably determined that the interests of the shareholders are taken into account through fair procedures in the Share Exchange because, upon the Share Exchange, (1) according to the draft disclosure documents of the Share Exchange, Tosho Printing will appropriately make information disclosure, and there are reasonable grounds for the revisions to the financial forecasts made on April 25, 2019, (2) the Board of Directors of Tosho Printing consulted with the Special Committee composed of external persons who are independent of Tosho Printing and Toppan Printing and decided to fully respect its opinion, (3) the proposal of the execution of the Share Exchange Agreement is expected to be approved by all of the Directors and Statutory Auditors without conflicts of interest at the Board of Directors meeting of Tosho Printing, (4) Tosho Printing received advice from GCA, which is an independent financial advisor, and Nakamura, Tsunoda & Matsumoto, which is an independent legal advisor, regarding the Share Exchange, (5) Tosho Printing received the share exchange ratio valuation report from GCA, which is an independent third-party valuation institution, and it is not determined that the method and content of the calculation by GCA is particularly unreasonable, and (6) the Share Exchange Ratio was agreed upon based on the earnest negotiations and the Share Exchange Ratio exceeds the upper limit of the calculation range calculated by the average market price analysis, the comparable company analysis, and the DCF Analysis, in the calculation by GCA, which is an independent third-party valuation institution, and with respect to (ii) above, because the shares of Toppan Printing to be held by the minority shareholders of Tosho Printing as a result of the Share Exchange are listed shares and their liquidity in the market is secured, and it is possible for the minority shareholders of Tosho Printing to enjoy the outcome of the increase in the corporate value of the Toppan group after the Share Exchange by continuing to hold Toppan Printing’s shares, using the method of making a company a wholly owned subsidiary by share exchange is not disadvantageous to the minority shareholders of Tosho Printing, and because, as described above, it is reasonably determined that the Share Exchange will contribute to the increase in the corporate value of Tosho Printing and it is reasonably determined that the interests of the shareholders are taken into account through fair procedures in the Share Exchange, it is considered that it is not disadvantageous to the minority shareholders to decide the execution of the Share Exchange Agreement at the Board of Directors meeting of Tosho Printing.

 (Reference)

Toppan Printing’s consolidated financial forecasts for the current fiscal year (as of May 13, 2019) and consolidated financial results for previous fiscal year

(in millions of JPY)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary income	Net income attributable to the shareholders of the parent company
Financial forecasts for current fiscal year (fiscal year ending March 2020)	1,520,000	57,000	61,000	36,000
Financial results for previous fiscal year (fiscal year ended March 2019)	1,464,755	45,743	49,130	41,060

Tosho Printing’s consolidated financial results for previous fiscal year

(in millions of JPY)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary income	Net income attributable to the shareholders of the parent company
Financial results for previous fiscal year (fiscal year ended March 2019)	52,435	(48)	511	104

Disclaimer Regarding Forward-Looking Statements

This press release includes forward-looking statements about the execution of a share exchange agreement through which Toppan Printing makes Tosho Printing its wholly owned subsidiary, and the results thereof. To the extent that statements in this press release do not relate to historical or current facts, they may constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of Toppan Printing and Tosho Printing in light of the information currently available to them and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the contents of this press release to be materially different from any future results, performance, achievements or financial positions of both or either of the companies expressed or implied by these forward-looking statements. Toppan Printing and Tosho Printing undertake no obligation to publicly update any forward-looking statements after the date of this press release. Investors are advised to consult any further disclosures by both companies in their subsequent publications in Japan and filings to the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to: (i) economic conditions in and outside of Japan; (ii) currency rate fluctuations; (iii) fluctuations in interest on borrowings, corporate bonds or other debentures, and other fluctuations in financial markets; (iv) fluctuations in the valuation of securities and other assets in which the parties have holdings; (v) changes in laws, ordinances or other rules relating to business activities; (vi) increases in tariffs or import restrictions in overseas major markets; (vii) suspension of, or restrictions on, business activities due to disasters or other accidents; (viii) changes in market environments due to the development of information technology and networking in the printing industry; (ix) shortening of product life cycles, development of technological trends, and growing dependence on specific customers in the electronics business; (x) drastic changes in the supply and prices of main raw materials necessary for printing; (xi) failure to implement the Share Exchange or changes in the method, terms or other conditions of the Share Exchange due to failure to perform necessary procedures including obtaining approval of the Share Exchange Agreement by the general meeting of shareholders, or for other reasons; (xii) status of procedures such as examination of the Share Exchange by the relevant authorities or failure to obtain necessary approvals of the relevant authorities; and (xiii) difficulties in realizing or failure to realize synergy or consolidation effects in the group after the Share Exchange.